Exhibit 10.17

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

This Supplemental Executive Retirement Benefits Agreement (this “Agreement”) is made as of the 1st day of January, 2006, by and between Heritage Bank, a Georgia banking corporation (“Bank”), and                         , an individual (“Executive”).

RECITALS

A. Executive is a valued employee of Bank.

B. Bank desires to retain Executive as an employee of Bank and to provide for the post-retirement needs of its employees in a responsible manner.

C. Executive is a participant in the Heritage Bank Executive Supplemental Retirement Plan and pursuant thereto the Executive has executed an Executive Agreement effective July 14, 1999 and amended December 31, 2001 (the “1999 Agreement”).

D. Executive and Bank now desire to amend and restate the terms of the 1999 Agreement so that, as amended and restated, the terms of this Agreement shall supercede the 1999 Agreement between Executive and Bank.

AGREEMENT

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree as follows:

1. Supplemental Retirement Benefits. Bank maintains an unfunded retirement plan, the obligations under which shall be reflected on the general ledger of Bank (the “Retirement Account”). The Retirement Account shall be an unsecured liability of Bank to Executive, payable only as provided herein from the general funds of Bank. The Retirement Account is not a deposit or insured by the FDIC and does not constitute a trust account or any other special obligation of Bank and does not have priority of payment over any other general obligation of Bank.

2. Payment of Benefits.

Full Benefit. If Executive does not experience a separation from service with the Bank and its affiliates (within the meaning of Proposed Treasury Regulations Section 1.409A-1(h)) (except for such breaks in service prescribed by law, such as the Family and Medical Leave Act) until the Full Vesting Date (as defined in Exhibit A hereto), then commencing upon the Payment Commencement Date (as defined in Exhibit A hereto), Bank shall pay to Executive the Full Benefit (as defined in Exhibit A hereto) annually for twenty (20) years, payable in monthly installments beginning on the first business day of the first calendar month after the Payment Commencement Date and on the first business day of each month thereafter until (but including) the twentieth (20th) anniversary of the Payment Commencement Date.

Early Termination. Subject to subsection (c) below, if Executive experiences a separation from service with the Bank and its affiliates because he voluntarily resigns from full-time employment with Bank and its affiliates for any reason before the Full Vesting Date, or the Bank discharges him for any reason other than For Cause before the Full Vesting Date, Bank shall pay to Executive the Limited Benefit (as hereinafter defined) annually for twenty (20) years, payable in monthly installments beginning on first business day of the first calendar month after the Payment Commencement Date and on the first business day of each month thereafter until (but including) the twentieth (20th) anniversary of the Payment Commencement Date. For the purposes of this Agreement, the “Limited Benefit” shall be the amount set forth on Exhibit A corresponding to the calendar year in which Executive’s employment terminates.

Death or Disability. If Executive dies or becomes Substantially Disabled (as hereinafter defined) while employed by Bank and its affiliates, then Bank shall pay to Executive or his beneficiary (as applicable) either the Full Benefit (if employment is terminated on or after the Full Vesting Date) or the Limited Benefit (if employment is terminated prior to the Full Vesting Date) annually for twenty (20) years in accordance with subsection (a) or (b) above (as applicable), except that the payments shall commence on the first business day of the first calendar month following the date of death or, if applicable, the date of the determination that the Executive is Substantially Disabled. For purposes of this Agreement, Executive shall be considered “Substantially Disabled” if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank’s employees. The determination of whether Executive is “Substantially Disabled” under clause (i) above shall be made by a licensed physician selected by Bank who is reasonably acceptable to the Executive.

Discharge for Cause. Any other provision of this Agreement to the contrary notwithstanding, if Executive experiences a separation from service with the Bank and its affiliates as a result of, or in connection with: (i) Executive’s insubordination; (ii) Executive’s breach of this Agreement; (iii) any act or omission by Executive which is, or is likely to be, injurious to the Bank and its affiliates or the business reputation of the Bank and its affiliates, (iv) Executive’s dishonesty, fraud, malfeasance, negligence or misconduct; (v) Executive’s failure to satisfactorily perform his duties, to follow the direction (consistent with his duties) of the President or the Board of Directors of the Bank or any other individual to whom Executive reports, or to follow the policies, procedures, and rules of the Bank and its affiliates; or (vi) Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude (any of the foregoing referred to herein as “For Cause”), then Executive shall not be entitled to any supplemental retirement benefits provided for in this Agreement and this Agreement may be terminated by Bank without any liability whatsoever. The obligation of Bank to make any payments contemplated under this Agreement shall be suspended during the pendency of any indictment, information or similar charge regarding a felony or crime of moral turpitude, during any regulatory or other adjudicative proceeding concerning regulatory suspension or removal or, for a reasonable time (not to exceed ninety days), while the Board of Directors of the Bank seeks to determine whether Executive could have been terminated For Cause even though Executive may have previously retired, resigned, become Substantially Disabled or been discharged other than For Cause. If during such period the Board of Directors determines that the Executive could have been discharged For Cause, this subsection (d) shall be applicable as if the Executive had been discharged For Cause.

Death of Executive. If Executive dies after the Payment Commencement Date or has begun receiving payments under subsection (c) above but prior to receiving all benefit payments still due to Executive hereunder as of the time of Executive’s death (the “Remaining Payments”), then Executive’s beneficiary designated on Exhibit B hereto (or, if none designated, Executive’s estate) shall receive the Remaining Payments in accordance with the terms of this Agreement.

Benefits Mutually Exclusive. Under no circumstances will Executive or, if applicable, his beneficiary or estate become entitled to more than one benefit under this Section 2.

3. Intent of Parties. Bank and Executive intend that this Agreement shall primarily provide supplemental retirement benefits to Executive as a member of a select group of management or highly compensated employees of Bank for purposes of the Employee Retirement Income Security Act of 1974, as may be amended (“ERISA”).

4. ERISA Provisions.

The following provisions in this Agreement are part of this Agreement and are intended to meet the requirements of the ERISA.

The “Named Fiduciary” is the Bank.

The general corporate funds of the Bank are the basis of payment of benefits under this Agreement.

For claims procedure purposes, the “Claims Administrator” shall be the Compensation Committee of the Board of Directors of the Bank or such other person named from time to time by notice to Executive.

For claims procedure purposes, “Appeals Fiduciary” means an individual or group of individuals appointed by the Claims Administrator to review appeals of claims for benefits payable due to the Executive becoming Substantially Disabled made pursuant to this section 4.

Notice of Denial. If the Executive or a beneficiary is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Executive becoming Substantially Disabled) after the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) from the end of such initial period. With respect to a claim for benefits due to the Executive becoming Substantially Disabled, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Claims Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

Contents of Notice of Denial. If the Executive or beneficiary is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to such claimant written notice of the denial which shall set forth:

the specific reasons for the denial;

specific references to the pertinent provisions of this Agreement on which the denial is based;

a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;

in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

request a full and fair review of the denial of the claim by written application to the Claims Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to the Executive becoming Substantially Disabled);

request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator or Appeals Fiduciary, as applicable; and

a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Application for Review.

If a claimant wishes a review of the decision denying his claim to benefits under this Agreement, other than a claim described in paragraph (ii) of this section 4(e), he must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial.

If the claimant wishes a review of the decision denying his claim to benefits under this Agreement due to the Executive becoming Substantially Disabled, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall:

(1) consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

(2) identify the medical and vocational experts whose advice was obtained on behalf of this Agreement in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.

Notwithstanding the foregoing, the health care professional consulted pursuant to this section 4(e) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

Hearing. Upon receiving such written application for review, the Claims Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Claims Administrator or Appeals Fiduciary received such written application for review.

Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) following the receipt of the written application for review, the Claims Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Claims Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) after the date of receipt of the written application for review. If the Claims Administrator or Appeals Fiduciary determines that the extension of time is required, the Claims Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Executive becoming Substantially Disabled) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Claims Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:

the specific reasons for the decision;

specific references to the pertinent provisions of this Agreement on which the decision is based;

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;

in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

in the case of a claim for benefits due to the Executive becoming Substantially Disabled, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of this Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

in the case of a claim for benefits due to the Executive becoming Substantially Disabled, a statement regarding the availability of other voluntary alternative dispute resolution options.

The Claims Administrator has the discretionary authority to determine all interpretative issues arising under this Agreement and the interpretations of the Claims Administrator shall be final and binding upon the Executive or any other party claiming benefits under this Agreement.

5. Funding by Bank.

Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement. Executive shall be and remain an unsecured general creditor of Bank with respect to Bank’s obligations hereunder. Executive shall have no property interest in the Retirement Account or any other rights with respect thereto.

Notwithstanding anything herein to the contrary, Bank has no obligation whatsoever to purchase or maintain an actual life insurance policy with respect to Executive or otherwise. If Bank determines in its sole discretion to purchase a life insurance policy referable to the life of Executive, neither Executive nor Executive’s beneficiary shall have any legal or equitable ownership interest in, or lien on, such policy or any other specific funding or any other investment or to any asset of Bank. Bank, in its sole discretion, may determine the exact nature and method of funding (if any) of the obligations under this Agreement. If Bank elects to fund its obligations under this Agreement, in whole or in part, through the purchase of a life insurance policy, mutual funds, disability policy, annuity, or other security, Bank reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.

If Bank, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of Executive, Executive shall assist Bank, from time to time, promptly upon the request of Bank, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefor. Bank shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance, disability or annuity policy purchased in connection with this Agreement unless otherwise expressly agreed.

6. Change in Control. If a Change in Control (as hereinafter defined) occurs before Executive experiences a separation from service with the Bank and its affiliates, then Executive shall become 100% vested and thus entitled to the Full Benefit upon any subsequent separation from service, other than For Cause, prior to the Full Vesting Date. In such case, the Full Benefit shall be payable to Executive beginning on the Payment Commencement Date.

For purposes of this Agreement, the occurrence of a “Change in Control” shall mean the occurrence of any of the following: (a) the execution of an agreement for the sale of all, or a material portion, of the assets of the Bank or CCF Holding Company; (b) the consummation of a merger or recapitalization of the Bank, or CCF Holding Company or any merger or recapitalization whereby the Bank or CCF Holding Company is not the surviving entity; or (c) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank or CCF Holding Company by any person, trust, entity or group. The term “person” means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

7. Forfeiture of Benefits Due to Misconduct. Except as provided herein, the obligation of the Bank to commence or, if applicable, to continue payment of any benefits hereunder shall cease and all or any remaining payments, as the case may be, shall be forfeited (a) if the Executive breaches any surviving restrictive covenants concerning non-competition, non-solicitation of customers and/or non-solicitation of employees under any employment contract in existence immediately prior to the Executive’s separation from service with the Bank and its affiliates (but only if and to the extent such employment contract contains restrictive covenants that survive separation from service); or (b) if no such employment contract is in existence immediately prior to the effective date of such separation from service, if during the twelve-month period immediately following such effective date, the Executive (i) directly or indirectly solicits any customer of the Bank, with whom the Executive had material contact within the two-year period immediately preceding such effective date, for the purpose of providing any goods or services relating to the business of providing financial and banking services to individual consumers and businesses; (ii) directly or indirectly solicits, recruits or induces any employee of the Bank to terminate his or her employment relationship with the Bank for the purpose of providing financial and banking services to individual consumers and businesses on behalf of the Executive or any third party; or (iii) on his own behalf or on behalf of any third party in the business of providing financial and banking services to individual consumers and businesses, engages in or performs within a ten-mile radius of the Bank’s offices at which the Executive was primarily located immediately prior to the effective date of such separation from service services which are substantially similar to those which the Executive performed for the Bank. Notwithstanding the foregoing, the forfeiture provisions of this Section 7 shall not be operative with respect to any conduct on the part of the Executive that first occurs after the effective date of a Change in Control.

8. Employment of Executive; Other Agreements. The benefits provided for herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between Bank and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of Bank to discharge Executive with or without cause. Except as otherwise provided therein, nothing contained in this Agreement shall affect the right of Executive to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of Bank’s compensation structure whether now or hereinafter existing.

9. Confidentiality. In further consideration of the mutual promises contained herein, Executive agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential until the death of Executive and Executive agrees that he/she shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his/her financial and professional advisors unless required to do so by a court of competent jurisdiction.

10. Withholding. Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to Executive under this Agreement, including federal and state income tax withholding, except Bank shall be responsible for payment of all employment (FICA) taxes due to be paid by Bank pursuant to Internal Revenue Code Section 3121(v) and regulations promulgated thereunder (i.e., FICA taxes on the present value of payments hereunder which are no longer subject to vesting). Executive agrees that appropriate amounts for withholding may be deducted from the cash salary, bonus or other payments due to Executive by Bank, including payments due under this Agreement. If insufficient cash wages are available or if Executive so desires, Executive may remit payment in cash for the withholding amounts.

11. Miscellaneous Provisions.

Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Governing Law. This Agreement is made in the State of Georgia and shall be governed in all respects and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

Binding Effect. This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing this Agreement shall be binding upon any successor of Bank whether by merger or acquisition of all or substantially all of the assets or liabilities of Bank. This Agreement may not be assigned by any party without the prior written consent of each other party hereto. This Agreement has been approved by the Board of Directors of Bank and Bank agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of Bank.

No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Bank and Executive, Executive’s designated beneficiary or any other person.

Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or any beneficiary; nor shall Executive or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to Bank.

Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, including, but not limited to, the 1999 Agreement, are hereby superseded, merged and integrated into this Agreement.

Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Executive, as applicable, at the address for such party set forth below or such other address designated by notice.

Bank:	Heritage Bank
101 N. Main Street
Jonesboro, GA 30236
Attn: Chief Executive Officer

Executive:

(a) Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

(b) Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(c) Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. The Bank or any successor thereto reserves the right by action of its Board of Directors or its delegatee at any time to modify or amend or terminate the Agreement, subject to the consent of the Executive; provided, however, that the Bank reserves the right to amend the Agreement in any respect to comply with the provisions of Internal Revenue Code Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein. Notwithstanding anything contained in the Agreement to the contrary, upon any termination of the Agreement, all benefits shall be paid in due course in accordance with Section 2, unless the Bank elects to have all benefits paid in a lump sum as soon as practicable after the Agreement’s termination but only if the Bank determines that such payment of benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Proposed Treasury Regulations Section 1.409A-3(h)(2)(viii), or any successor guidance.

(d) Seal. The parties hereto intend this Agreement to have the effect of an agreement executed under the seal of each.

(e) Legal Expenses. From and after the occurrence of a Change in Control, Bank shall pay all reasonable legal fees and expenses incurred by Executive seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at the Executive’s request, as such fees and expenses are incurred; provided, however, that the Executive shall be required to reimburse Bank for any such fees and expenses if a court, arbitrator or any other adjudicator agreed to by the parties determines that the Executive’s claim is without substantial merit. The Executive shall not be required to pay any legal fees or expenses incurred by Bank in connection with any claim or controversy arising out of or relating to this Agreement, or any breach thereof.

(f) Effective Date. The provisions of this Agreement are generally effective as of January 1, 2006; provided, however, that to the extent this Agreement represents an amendment and restatement of the 1999 Agreement subject to the provisions of Internal Revenue Code Section 409A as of January 1, 2005, the relevant provisions of this Agreement are effective as of January 1, 2005 to the extent necessary to comply with all applicable requirements of Internal Revenue Code Section 409A and such rules and regulations promulgated thereunder.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the day and year first above written.

BANK:

Heritage Bank

By
Its

EXECUTIVE:

Exhibit A

“Full Vesting Date” =

“Payment Commencement Date” = The later of the first business day of the month following the month in which the Executive attains age 65 (                            ) or the first business day of the month following the month in which the Executive separates from service with the Bank and all of its affiliates. Notwithstanding the foregoing, if the payment of any monthly amount hereunder would fail to meet the requirements of Section 409A(a)(1)(B)(i) of the Internal Revenue Code, no such payment shall be made until six months after the Executive’s separation from service (or any earlier date permitted under Section 409A of the Internal Revenue Code), at which time the Executive shall be paid a lump sum equal to what would otherwise have been paid during the suspension period, and thereafter payment of the unpaid monthly amounts shall continue on what would otherwise have been the original payment schedule for such monthly amounts.

“Full Benefit” = $

Year	Limited Benefit

EXHIBIT B

DESIGNATION OF BENEFICIARY FORM

under the

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

Pursuant to Section 2(e) of the Supplemental Executive Retirement Benefits Agreement (the “Agreement”), I,                             , hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due following my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above. Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death. In the event you have no designated beneficiary upon your death, any benefits due will be paid to your estate. In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

Date

Supplemental Executive Retirement Benefits Agreement

Summary of Material Terms Specific to Each Executive

Name	Full Vesting Date From Exhibit A	Full Benefit From Exhibit A	Limited Benefit From Exhibit A
John Bowdoin	September 6, 2009	$20,800	January 1, 2006 to December 31, 2006: $4,457 January 1, 2007 to December 31, 2007: $8,914 January 1, 2008 to December 31, 2008: $13,371 January 1, 2009 to December 31, 2009: $17,829

Richard Florin	September 16, 2006	$15,900	January 1, 2006 to December 31, 2006: $10,600

Leonard Moreland	January 1, 2007	$82,300	January 1, 2006 to December 31, 2006: $41,150 January 1, 2007 to April 15, 2021: $82,300
Mary Jo Rogers	January 11, 2021	$43,800

January 1, 2006 to December 31, 2006: $2,904

January 1, 2007 to December 31, 2007: $5,808

January 1, 2008 to December 31, 2008: $8,712

January 1, 2009 to December 31, 2009: $11,615

January 1, 2010 to December 31, 2010: $14,519

January 1, 2011 to December 31, 2011: $17,423

January 1, 2012 to December 31, 2012: $20,327

January 1, 2013 to December 31, 2013: $23,231

January 1, 2014 to December 31, 2014: $26,135

January 1, 2015 to December 31, 2015: $29,039

January 1, 2016 to December 31, 2016: $31,943

January 1, 2017 to December 31, 2017: $34,846

January 1, 2018 to December 31, 2018: $37,750

January 1, 2019 to December 31, 2019: $40,654

January 1, 2020 to January 10, 2021: $43,558

Charles Segers	March 25, 2009	$19,800	January 1, 2006 to December 31, 2006: $4,659 January 1, 2007 to December 31, 2007: $9,318 January 1, 2008 to December 31, 2008: $13,976 January 1, 2009 to March 24, 2009: $18,635

Edith Stevens	November 26, 2019	$40,000

January 1, 2006 to December 31, 2006: $2,682

January 1, 2007 to December 31, 2007: $5,363

January 1, 2008 to December 31, 2008: $8,045

January 1, 2009 to December 31, 2009: $10,726

January 1, 2010 to December 31, 2010: $13,408

January 1, 2011 to December 31, 2011: $16,089

January 1, 2012 to December 31, 2012: $18,771

January 1, 2013 to December 31, 2013: $21,453

January 1, 2014 to December 31, 2014: $24,134

January 1, 2015 to December 31, 2015: $26,816

January 1, 2016 to December 31, 2016: $29,497

January 1, 2017 to December 31, 2017: $32,179

January 1, 2018 to December 31, 2018: $34,860

January 1, 2019 to November 25, 2019: $37,542

David Turner	April 26, 2008	$78,300	January 1, 2006 to December 31, 2006: $8,386 January 1, 2007 to December 31, 2007: $9,942 January 1, 2008 to April 25, 2008: $11,628

John Westervelt	October 28, 2015	$31,600	January 1, 2006 to December 31, 2006: $2,917 January 1, 2007 to December 31, 2007: $5,834

January 1, 2008 to December 31, 2008: $8,751

January 1, 2009 to December 31, 2009: $11,668

January 1, 2010 to December 31, 2010: $14,585

January 1, 2011 to December 31, 2011: $17,502

January 1, 2012 to December 31, 2012: $20,418

January 1, 2013 to December 31, 2013: $23,335

January 1, 2014 to December 31, 2014: $26,252

January 1, 2015 to December 31, 2015: $29,169